Exhibit 23.13

CONSENT OF INDEPENDENT APPRAISER

I hereby consent to (i) the inclusion of my report, dated November 3, 2017, to the Board of Directors of Enel Chile S.A. as an Annex to the Registration Statement on Form F-4 of Enel Chile S.A. (Registration No. 333-221156) and the related prospectus, which is part of the Registration Statement, as amended (the “Registration Statement”), (ii) the references to such report in the Registration Statement, (iii) the filing of any preliminary reports, opinions, presentations or materials prepared by me for the Board of Directors of Enel Chile S.A. with the Securities and Exchange Commission (the “Commission”), and (iv) any references to such reports, opinions, presentations or materials in filings with the Commission. My report was prepared and provided to the Board of Directors of Enel Chile S.A. in accordance with Articles 156 and 168 of the Chilean Corporate Regulations (Reglamento de Sociedades Anónimas). I also consent to the references in the Registration Statement to me as an “independent appraiser” (perito independiente), as such term is used in accordance with, and pursuant to the requirements under, Chilean law. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations of the Commission thereunder, nor do I hereby admit that I am an expert with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission promulgated thereunder.

/s/ Oscar Molina
Oscar Molina

January 9th, 2018